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January 10, 2008

Private and Confidential

Mr. Patrick Doran
4780 Outlook Way
Marietta, GA 30066

Dear Mr. Doran,

On behalf of Equity Media Holdings Corporation (“EMHC”), I am pleased to offer you a position as Chief Financial Officer. In this position you will report directly to Larry Morton, President and CEO of EMHC. Your office will be located at our facility in Little Rock, Arkansas. We understand that up to one week per month you, at your sole expense, may work from a remote location at your expense. Your official start date will be January 10, 2008.

This letter summarizes the components of your compensation package:

•	Your annual base salary for this position will be $280,000.

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You will be eligible for two (2) weeks of Personal Days, as defined by the Equity Media Handbook (“Handbook”, during your first year of employment and then your Personal Days will be governed by the Handbooko.

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You will be eligible for a $30,000 annual bonus with the parameters for achieving the bonus to be agreed to in the next 60 days. The bonus will be designed so that it is based on quarterly results and paid within 30 days of the quarterly SEC filings being made.

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You will be responsible for all travel and lodging expenses when not on a previously approved business trip. You will be responsible for your living expense in Little Rock and travel expenses between Little Rock and Atlanta or any other remote work location.

•	You will be granted options for 200,000 shares of EMHC which will vest according to EMHC’s stock option plan.

You will be provided the Handbook and additional information as to the other company benefits including family health insurance. Your employment will be governed by the Handbook.

This offer is subject to the customary background and screening tests that EMHC requires.
In addition, although your employment with EMHC will be “at will”, EMHC will agree to provide you with severance equal to the remaining balance of one year’s base salary in the event that your employment is involuntarily terminated for any reason other than “for cause”. “For cause” will include, but not be limited to your inability to perform the essential functions of your position after reasonable notice, gross negligence or willful misfeasance, breach of a fiduciary duty in the performance of duties, an act of fraud, embezzlement or any other crime, or conviction of a felony which involves dishonesty or a breach of trust.

It is our understanding that you are not currently a party to any employment agreement that would restrict your ability to work for EMHC. Please advise immediately if our understanding is incorrect.

The Immigration Reform Control Act requires all employers to verify the identity and employment eligibility of new employees. Therefore, please provide us with your United States Passport or valid driver’s license and social security card on your first day of employment.

We are very excited about you joining our team and look forward to your positive response. Please feel free to contact me regarding any questions you may have regarding this offer or any other matters you have discussed with my colleagues. Please indicate your acceptance of this offer by signing in the space below and returning to me.

Warmest Regards,

Larry Morton
President & CEO
Equity Media Holdings Corp.

/s/ Patrick Doran	January 22, 2008
Accepted: Patrick Doran	Date